Exhibit 3.34

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 08/04/1997 971258271 – 2622860

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MANAN HOLDING CORPORATION

1. The name of the corporation is “Manan Holding Corporation”.

2. The original Certificate of Incorporation of the corporation was filed with the Office of the Secretary of State of the State of Delaware on May 10, 1996 (the “Original Certificate”) .

3. This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Original Certificate and has been proposed by resolutions adopted and declared advisable by the Board of Directors of the corporation, duly adopted by written consent of the sole stockholder of the corporation in lieu of a meeting and vote and duly executed and acknowledged by an officer of the corporation in accordance with the provisions of Section 242, 245 and 103 of the General Corporation Law of the State of Delaware.

4. The text of the Original Certificate is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) shall be Manan Holding Corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is located at 1013 Centre Road, Wilmington, New Castle County, Delaware, 19805-1297. The name of its Registered Agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) designated as Common Stock with a par value of One Dollar ($1.00) per share.

ARTICLE V

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens and all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holder of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise by open to legal attack because of directors’ interest or for any other reason.

(4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-laws had not been made.

ARTICLE VI

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths ( 3/4ths) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

ARTICLE VII

The personal liability of Directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be signed by its Vice President this 1st day of August, 1997.

MANAN HOLDING CORPORATION

By:	/s/ R. C. Gluth
R. C. Gluth,
Vice President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 06/29/1998 981252115 – 2622860

CERTIFICATE OF

OWNERSHIP AND MERGER

OF

MANAN MEDICAL PRODUCTS, INC.

a Delaware corporation

INTO

MANAN HOLDING CORPORATION

a Delaware corporation

It is hereby certified that:

1. MANAN HOLDING CORPORATION (hereinafter sometimes referred to as the “Corporation”) is a business corporation of the State of Delaware.

2. The Corporation is the owner of all of the outstanding shares of the stock of MANAN MEDICAL PRODUCTS, INC., which is also a business corporation of the State of Delaware.

3. On May 20,1998, the Board of Directors of the Corporation adopted the following resolutions to merge MANAN MEDICAL PRODUCTS, INC. into the Corporation:

RESOLVED, that Manan Medical Products, Inc. (“Manan Medical”) be merged into this Corporation, and that all of the estate, property, rights, privileges, powers and franchises of Manan Medical be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by Manan Medical in its name.

RESOLVED, that this Corporation shall assume all of the obligations of Manan Medical.

RESOLVED, that this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction.

RESOLVED, that upon the effective time of the Merger, this Corporation shall change its name to Manan Medical Products, Inc.

RESOLVED, that the effective time of the Certificate of Ownership and Merger setting forth a copy of these resolutions, and the time when the merger therein provided for shall become effective, shall be 11:59 P.M. on June 30, 1998.

Executed on June 15, 1998.

MANAN HOLDING CORPORATION

By:	/s/ R. C. Gluth
Its Vice President
R. C. Gluth